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                                                                    EXHIBIT 23.2

                    [LETTERHEAD OF DMBW, INC. APPEARS HERE]

March 25, 1997


Amax Gold Inc.
9100 East Mineral Circle
Englewood, CO 80112

RE: Haile Project Reserve Study

Ladies and Gentlemen:

We hereby authorize the reference to the following described report prepared by DMBW, Inc. (Derry, Michener, Booth & Wahl)("DMBW") in the Registration Statement on Form S-3 (Registration No. 333-22598) to be filed by Amax Gold Inc. ("AGI")(File No. 1-9620), with the Securities and Exchange Commission ("SEC"):

1. Audit of April 1, 1994 Ore Reserves at the Haile Mine, dated April 22, 1994, prepared for Amax Gold, Inc.

We also confirm that we have read the description of the Haile Project ore reserves as contained in the Annual Report and have no reason to believe that there is any misrepresentation in the information contained on a Registration Statement on Form S-3, which is derived from our report, or known to us as a result of services we performed in connection with the preparation of such report.

Sincerely,

DMBW, Inc.
[Derry, Michener, Booth & Wahl]


/s/ I.S. Parrish                      [SEAL APPEARS HERE]
-------------------------------
By: I.S. Parrish
Title: President/Economic Geologist